FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES, INC. REPORTS 1st QUARTER 2005 EARNINGS AND PROVIDES AN OPERATIONS UPDATE

Williston, ND, May 13, 2005 – GeoResources, Inc. (Nasdaq: GEOI) today reported first quarter 2005 net income of $273,355 or $0.07 per share on revenue of $1,855,185 compared to a 2004 first quarter net income of $83,803 or $0.02 per share on revenue of $1,151,561. Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the quarter was $517,694, a 95% increase from the same quarter of the prior year. 1

Oil and gas revenue during the first quarter was $1,158,448 generating gross profit of $721,664 versus revenue of $896,325 and gross profit of $435,841 for the same period in 2004.  The improved results are attributable to higher oil prices and lower oil and gas production expenses.  GeoResources sold 26,519 barrels of oil equivalent (BOE) or 295 BOE per day during the first quarter 2005 compared to 29,290 BOE or 322 BOE per day in the first quarter 2004.

In late April 2005 the Company initiated water injection in its Landa West Madison Unit in one of two injection wells in the unit.  Conversion to injection into the second well is expected to occur later in the second quarter.  The Company believes the unitization and water injection program will increase both reserves and production from the field with minimal incremental cost.  The Company plans to begin drilling an exploratory well on its Kramer prospect in Bottineau County, North Dakota utilizing our Western Star Drilling Rig E-25.  The Company also plans to drill an identified development location in the Leonard Field, also in Bottineau County.  The timing of the wells will depend on the availability of the rig, which is contracted to other operators until early July.  GeoResources owns a 100% working interest in each of these projects.

During the first quarter 2005 sales from leonardite operations increased 93% to $492,984 generating gross profit of $57,009.  This compares to sales of $255,236 and gross loss of $2,898 during the same period in 2004.  The current demand for drilling mud products remains strong.

The Company’s Western Star Drilling subsidiary drilled two wells for other operators in the first quarter 2005 compared to no wells drilled in the same quarter of 2004.  Although the drilling segment generated $203,753 of revenue in the first quarter 2005 drilling costs were $86,153 higher than revenue due primarily to repairs and maintenance needed before the rig moved to its next project.  Currently, Western Star has contracts for two wells for other operators, one of which is a horizontal lateral in an existing cased well where GeoResources has a 10% working interest.

Company President J. P. Vickers said, “Our first quarter 2005 earnings and cash flow were strong due primarily to higher oil prices.  We used part of this cash flow to prepay $125,000 of our long-term debt over and above our regularly scheduled payments.  We are pleased with our financial performance and optimistic about our future.”

1EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating us.  Our measure of EBITDA may not be the same as similar measures described by other companies.  EBITDA is calculated as follows:

	Quarter Ended

	March 31, 2005	March 31, 2004

Net Income	$ 273,355	$ 83,803
Add back:
Interest expense	24,247	18,395
Income tax	31,000	6,000
Depreciation and amortization	189,092	156,858
EBITDA	$ 517,694	$ 265,056

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2004, for meaningful cautionary language disclosure.

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PART I.  FINANCIAL INFORMATION

ITEM 1.  Financial Statements

GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and equivalents	$ 701,377	$ 715,551
Trade receivables, net	912,100	1,030,716
Inventories	223,833	235,405
Prepaid expenses	97,563	65,762
Total current assets	1,934,873	2,047,434
PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, using the
full cost method of accounting:
Properties being amortized	26,169,856	25,997,466
Properties not subject to amortization	213,282	213,921
Drilling rig and equipment	1,550,528	1,533,838
Leonardite plant and equipment	3,299,041	3,284,466
Other	748,792	756,535
	31,981,499	31,786,226
Less accumulated depreciation, depletion
amortization and impairment	(21,295,569)	(21,113,489)
Net property, plant and equipment	10,685,930	10,672,737
TOTAL ASSETS	$ 12,620,803	$ 12,720,171

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 899,504	$ 996,624
Accrued expenses	324,515	382,693
Current portions of capital lease obligations	57,143	64,286
Current maturities of long-term debt	527,057	518,750
Total current liabilities	1,808,219	1,962,353
CAPITAL LEASE OBLIGATIONS, less current portions	45,315	54,847
LONG-TERM DEBT, less current maturities	951,042	1,205,729
ASSET RETIREMENT OBLIGATION	1,916,140	1,893,510
DEFERRED INCOME TAXES	547,000	524,000
Total liabilities	5,267,716	5,640,439
STOCKHOLDERS' EQUITY:
Common stock, par value $.01 per share;
authorized 10,000,000 shares;
issued and outstanding
3,723,977 shares	37,240	37,240
Additional paid-in capital	295,932	295,932
Retained earnings	7,019,915	6,746,560
Total stockholders' equity	7,353,087	7,079,732
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 12,620,803	$ 12,720,171

GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,

	2005	2004
OPERATING REVENUES:
Oil and gas sales	$ 1,158,448	$ 896,325
Leonardite sales	492,984	255,236
Drilling revenue	203,753	--

	1,855,185	1,151,561

OPERATING COSTS AND EXPENSES:
Oil and gas production	436,784	460,484
Cost of leonardite sold	435,975	258,134
Drilling costs	289,906	48,155
Depreciation and depletion	189,092	156,858
Selling, general and administrative	178,244	124,988

	1,530,001	1,048,619

Operating income	325,184	102,942

OTHER INCOME (EXPENSE):
Interest expense	(24,247)	(18,395)
Interest income	1,143	306
Other income, net	2,275	4,950

	(20,829)	(13,139)

Income before income taxes	304,355	89,803

Income tax expense	(31,000)	(6,000)

Net income	$ 273,355	$ 83,803

EARNINGS PER SHARE:

Net income, basic and diluted	$ .07	$ .02